For Immediate Release	Exhibit 99.1
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Acquires SpringHill Suites in Savannah, Georgia’s
Downtown Waterfront Historic District

SAVANNAH, Ga.,/PALM BEACH, Fla., December 5, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has acquired the 160-room SpringHill Suites by Marriott Savannah Downtown/Historic District for $39.8 million, plus customary acquisition and closing costs.

Chatham funded the purchase with available cash and borrowings on its secured revolving credit facility. Following the acquisition, the company’s leverage ratio is 37 percent, calculated as net debt to hotel investment at cost. Chatham currently has the capacity to make incremental acquisitions in the range of $150-$200 million on its balance sheet.

The purchase price represents a forward 12- month capitalization rate of approximately 8.5 percent based on the hotel’s projected net operating income. Year-to-date through September 30, 2013, the hotel’s RevPAR is up nearly 6 percent to $113. The SpringHill Suites is the newest hotel within Savannah’s landmark waterfront Downtown/Historic District. Constructed under the strict guidelines of the Historic District’s Preservation Plan and the Savannah Metropolitan Planning Commission, the hotel blends in well with the neighborhood, which is characterized by meticulously restored buildings. The Historic District is considered the largest National Historic Landmark District in the United States and is ranked as one of the Top 10 City Destinations in the United States attracting more than 50 million visitors in the past decade.

“Despite the current competitive transaction climate in the lodging industry, we continue to source high quality acquisitions in off-market transactions through our extensive industry relationships,” said Jeffrey H. Fisher, Chatham’s chief executive officer. ”This hotel matches our strategy perfectly with its infill location, recent construction in 2009, high barriers to new competition and strong, growing demand. Similar to our downtown Portland, Maine Hampton Inn and Suites, demand at this hotel is consistently strong for leisure travelers year-round, due to its great location. The hotel also attracts the corporate traveler segment, which seeks a premium-branded hotel in a great location within the beautiful Historic District.”

The hotel is situated within a short walking distance of Savannah’s City Market and River Street - prime entertainment areas within the Historic District. The property sits directly across the street from the Savannah Civic Center and is proximate to the Savannah College of Art and Design (SCAD), which was the driving force in the redevelopment and renaissance of the Historic District, now encompassing more than two million square feet in more than 60 facilities throughout the city.

The hotel’s location is expected to benefit from nearby development, both planned and underway. The hotel is proximate to the Port of Savannah, the nation’s second busiest container port, which is completing a $650 million expansion to deepen the Savannah River and expand the harbor, enabling the Port to serve the larger Post-Panamax vessels in 2015. In addition, the proposed Savannah Cultural Arts Center is planned across the street from the hotel.

The 160-suite hotel features solid concrete construction, an underground parking garage and a brick/stucco exterior. All of the units feature separate living and sleeping areas, microwave, mini-fridge and flat-panel television with high-definition channels. Amenities at the hotel include a heated outdoor pool, expansive fitness center, 2,645 square feet of meeting space and valet parking.

“Since December 2012, we have significantly enhanced our portfolio’s asset quality, acquiring seven hotels with an average age of less than four years in very desirable locations for approximately $260 million,” said Peter Willis, Chatham’s chief investment officer. “These are top-quality assets with excellent operating fundamentals and significant upside potential. We have a very active and deep pipeline of prospective targets and intend to use capacity on our balance sheet to continue to acquire hotels that meet our strict underwriting criteria.”

The SpringHill Suites by Marriott Savannah Downtown/Historic District is managed by Island Hospitality Management (IHM), which is 90 percent owned by Mr. Fisher.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,686 rooms/suites, comprised of 25 hotels it wholly owns with an aggregate of 3,591 rooms/suites in 15 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.